EXHIBIT 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

November 5, 2004

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Nextel Communications, Inc. and subsidiaries (the Company) for the periods ended September 30, 2004 and 2003, as indicated in our report dated November 5, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-91716 on Form S-8 to Form S-4 of Nextel Communications, Inc., Registration Statement No. 333-06521 of Nextel Communications, Inc. on Form S-8, Registration Statement No. 333-06523 of Nextel Communications, Inc. on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-26369 on Form S-8 to Form S-4 of Nextel Communications, Inc., Registration Statement No. 333-42537 of Nextel Communications, Inc. on Form S-8, Registration Statement and Post-Effective Amendment No. 1 to Registration Statement 333-1290 of Nextel Communications, Inc. on Form S-4, Registration Statement No. 333-104076 of Nextel Communications, Inc. on Form S-3, Registration Statement No. 333-113003 of Nextel Communications, Inc. on Form S-8, and Registration Statement No. 333-116123 of Nextel Communications, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

McLean, VA